Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of PROOF Acquisition Corp. I on Form S-4 (File No. 333-274082) of our report dated February 24, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements  of PROOF Acquisition Corp. I as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021 appearing in the Annual Report on Form 10-K of PROOF Acquisition Corp. I for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Hartford, CT
November 30, 2023